ITEM 77E.  LEGAL PROCEEDINGS

Since October 2003, Federated and related entities (collectively, "Federated"), and various Federated funds ("Funds"), have been named as defendants in several class action lawsuits now pen ding in the United States District Court for the Dis trict of Maryland. The lawsuits were purportedly filed on behalf of people who purchased, owned and/or redeemed shares of Federated-sponsored mutual funds during specified periods beginning November 1, 1998. The suits are generally similar in alleging that Federated engaged in illegal and improper trading practices including market timing and late trading in concert with certain institutional traders, which allegedly caused financi al injury to the mutual fund shareholders.
These lawsuits began to be filed shortly after Federa ted's first public announcement that it had received r equests for information on shareholder trading activities in the Funds from the SEC, the Offi ce of the New York State Attorney General ("NYAG"), an d other authorities. In that regard, on November 28, 2005, Federated announced that it had reached final settlements with the SEC and the NYAG wi th respect to those matters.
Specifically, the SEC and NYAG settled proceedings agai nst three Federated subsidiaries involving undisclosed market timing arrangements and late trading. The SEC made findings: that Federated Investme nt Management Company ("FIMC"), an SEC-registered inves tment adviser to various Funds, and Federated Securities Corp., an SEC-registered broker -dealer and distributor for the Funds, violated provisio ns of the Investment Advisers Act and Investment Company Act by approving, but not disclos ing, three market timing arrangements, or the associated conflict of interest between
FIMC and the funds involved in the arrangements, either to other fund shareholders or to the funds' board; and th at Federated Shareholder
Services Company, formerly an SEC-registered transfer ag ent, failed to prevent a customer and a Federated employ ee from late trading in violation of provisions of the Investment Company Act. The NYAG fo und that such conduct violated provisions of New York St ate law. Federated entered into the settlements without admitting or denying the reg ulators' findings. As Federated previously reported in 20
04, it has already paid
approximately $8.0 million to certain funds as determined by an independent consultant. As part of these settlements
, Federated agreed to pay
disgorgement and a civil money penalty in the aggregate am ount of an additional $72 million and, among other things, agreed that it would not
serve as investment adviser to any registered investment c ompany unless (i) at least 75% of the fund's directors are independent of Federated,
(ii) the chairman of each such fund is independent of Fede rated, (iii) no action may be taken by the fund's board or any committee thereof
unless approved by a majority of the independent trustees of the fund or committee, respectively, and (iv) the fund appoints a "senior officer" who reports to the independent trustees and is responsible for monitoring compliance by the fund with applicable laws an d fiduciary duties and for managing the process by which management fees charged to a fund are approved. The settlements are described in Federa ted's announcement which, along with previous press releases and related commu nications on those matters, is available in the "About Us" s ection of Federated's website at FederatedInvestors.com.
Federated entities have also been named as defendants in seve ral additional lawsuits that are now pending in the United St ates District Court for the Western District of Pennsylvania, alleging, among other t hings, excessive advisory and Rule 12b-1 fees.
The Board of the Funds retained the law firm of Dickstein Sh apiro LLP to represent the Funds in each of the lawsuits desc ribed in the preceding two paragraphs. Federated and the Funds, and their respective counsel, have been defending this litigation, and none of the Funds remains a defendant in any of the lawsuits (though some could potentially receive any recoveries as nominal defendants). Ad ditional lawsuits based upon similar allegations may be filed in the future. The poten tial impact of these lawsuits, all of which seek unquantified damages, attorneys' fees, and expenses, and future potential similar suits is uncertain .. Although we do not believe that these lawsuits will have a m aterial adverse effect on the Funds, there can be no assurance that these suits, ongoin g adverse publicity and/or other developments resulting from the regulatory investigations will not result in increased Fund redemptions, reduced sales of Fund shares, or other adverse consequences fo r the Funds.

	- 4 -